UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   February 2, 2007

EQUIFAX INC.

(Exact name of registrant as specified in Charter)

Georgia	001-06605	58-0401110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Peachtree Street, N.W.
Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (404) 885-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2007, the Compensation, Human Resources and Management Succession Committee (“Committee”) of the Board of Directors of Equifax Inc. (the “Company”) reviewed and approved the payment of cash awards to named executive officers pursuant to the 2006 Annual Incentive Plan (“AIP”), adopted under the Company’s shareholder-approved Key Management Incentive Plan. The Committee also reviewed and approved 2007 financial objectives for corporate performance and the relative weightings of the financial and individual management objectives. These objectives cover the Company’s current named executive officers, including Richard F. Smith, Chairman and Chief Executive Officer; Lee Adrean, Corporate Vice President and Chief Financial Officer; Kent E. Mast, Corporate Vice President and General Counsel;  Paul J. Springman, Corporate Vice President and Chief Marketing Officer, and J. Dann Adams, President - U.S. Consumer Information Solutions.

Under both the 2006 AIP and 2007 AIP, each named executive officer has a bonus target expressed as a percentage of base salary paid during the performance year. Bonus targets are 60% of base salary (100% for Mr. Smith) and are based upon a review of competitive practices for each job level. Actual awards can range from 0% to 200% of target, depending on performance against pre-determined goals.  Goals for named executive officers with corporate-wide responsibilities include earnings per share, revenue and individual management objectives, weighted at 65%, 15% and 20%, respectively, of the targeted incentive. For Mr. Adams, the business unit weightings are 45% business unit profit, 30% business unit profit margin, 15% business unit revenue and 10% individual performance objectives.  Mr. Adams’ goals for 2007 will be weighted 30% earnings per share, 30% business unit revenue, 20% business unit profit and 20% individual performance objectives.

For 2006, the Committee approved the following performance-based AIP awards to the named executive officers of the Company: Mr. Smith, $2,371,200; Mr. Adrean (who joined the Company in October 2006), $98,060; Mr. Mast, $385,294; Mr. Springman, $377,369; Mr. Adams, $142,089; and Donald T. Heroman (former Chief Financial Officer), $405,467.  The Committee also approved a special incentive award to Mr. Adams in the amount of $57,911, in recognition of his individual performance in 2006.  Pursuant to the terms of her retirement agreement dated May 10, 2006 with the Company, as previously approved by the Committee, Karen H. Gaston, former Chief Administrator Officer, will receive a prorated 2006 AIP award of $139,807 for Ms. Gaston’s service through June 1, 2006.

The Committee approved the following long-term incentive awards effective February 7, 2007, to named executive officers pursuant to the Company’s shareholder-approved 2000 Stock Incentive Plan:  Messrs. Smith, Adrean, Mast, Springman and Adams received 110,000, 30,000, 26,000, 26,000, 22,000 nonqualified stock options, respectively.  The options were granted at the closing market price on the New York Stock Exchange on February 7, 2007, have a ten-year term, and vest 33-1/3% on the first anniversary of the grant date and 33-1/3% on each of the next two grant date anniversaries if the holder remains employed by the Company on those dates, subject to acceleration in the event of a change in control.  The Committee also approved the grant on February 7, 2007, to Messrs. Smith and Adrean of 85,000 and 14,000 restricted stock units, respectively.  The restricted stock units vest three years from the grant date.

The Committee on February 2 also approved the 2007 annual base salaries of the Company’s named executive officers after a review of performance and competitive market data.  The annual base salary levels for 2007 of the named executive officers are Mr. Smith, $1,350,000; Mr. Adrean, $435,000; Mr. Mast, $392,000; Mr. Springman, $370,000; and Mr. Adams, $345,000.

Item 7.01.   Regulation FD Disclosure.

On February 7, 2007, the Company issued a press release announcing, among other matters, that its Board of Directors has authorized the repurchase of up to an additional $250 million of the Company’s common stock, in connection with a previously authorized share repurchase program.   This amount is in addition to the approximately $133 million unused authorization available at December 31, 2006 under the existing share repurchase program.  A copy of this press release is furnished as Exhibit 99.1 to this Form 8-K.

The information provided in Item 7.01 of this Form 8-K and Exhibit 99.1 attached hereto is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release of Equifax Inc. dated February 7, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUIFAX INC.

	By:	/s/ Kent E. Mast
	Name:	Kent E. Mast
	Title:	Corporate Vice President and General Counsel

Date: February 8, 2007

Exhibit Index

The following exhibit is being filed with this report:

Exhibit No.	Description

99.1	Press release of Equifax Inc. dated February 7, 2007